Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 27, 2019 with respect to the balance sheet of Alpine Income Property Trust, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Jacksonville, Florida

November 18, 2019